NEWS from

801 Louisiana, Suite 700

Houston, Texas 77002

Main: (713) 780-9494

Fax: (713) 780-9254

Contact:
Robert C. Turnham, Jr., President	Traded: NYSE (GDP)
Jan L. Schott, Chief Financial Officer

FOR IMMEDIATE RELEASE

GOODRICH PETROLEUM ANNOUNCES TUSCALOOSA MARINE SHALE WELL
RESULT

Houston, Texas – February 6, 2013. Goodrich Petroleum Corporation (NYSE: GDP) today announced the completion of its Crosby 12H-1 (50% WI) well in Wilkinson County, Mississippi. The well is continuing to improve with a current production rate of 1,250 barrels of oil equivalent (“BOE”) per day and a 24 hour average rate of 1,130 BOE per day comprised of 1,050 barrels of oil and 469 Mcf of gas, on a 15/64” choke with 2,700 psi. The well, which has approximately 6,700 feet of usable lateral and was fracked with 25 stages, is in the early stage of flowback, with approximately 1% of the frac fluid recovered to date.

The Company is also participating in the Anderson 17H-2 well, which is currently drilling, with a 7% non-operated working interest. The Company plans to spud its next operated TMS well, the Smith 5-29H-1, during the second quarter. The Ash 31H-1 and Ash 31H-2 wells, in which the Company has a 12% non-operated working interest, are currently expected to be completed in February.

The Company currently has approximately 135,000 net acres in the play, and now expects to spend the higher end of its previously announced 2013 capital expenditure budget in the TMS of approximately $50 million.

Encana and Contango Oil & Gas Company each own a 25% working interest in the Crosby 12H-1 well.

OTHER INFORMATION

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, changes in commodities prices and costs of drilling and completion, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels. In particular, production from horizontal drilling in shale gas resource plays and tight gas plays that are stimulated with extensive pressure fracturing are typically characterized by significant early declines in production rates.

Goodrich Petroleum is an independent oil and gas exploration and production company listed on the New York Stock Exchange. The majority of its properties are in Louisiana and Texas.